Filed Pursuant to Rule 424(b)(5)
Registration No. 333- 290425
PROSPECTUS SUPPLEMENT
(To Prospectus Supplement dated February 6, 2026)
(To Prospectus Supplement dated December 12, 2025)
(To Prospectus Supplement dated October 20, 2025)
(To Prospectus Supplement dated October 10, 2025)
(To Prospectus and Prospectus Supplement dated September 30, 2025)

Up to $50,000,000
of Common Stock

This prospectus supplement (the “Prospectus Supplement”) amends and supplements the prospectus supplement dated February 6, 2026, the prospectus supplement dated December 12, 2025, the prospectus supplement dated October 20, 2025, the prospectus supplement dated October 10, 2025, the prospectus supplement dated September 30, 2025 and the accompanying base prospectus dated September 30, 2025 filed with the Securities and exchange Commission as part of our registration statement on Form S-3 (collectively, the “ATM Prospectus”), relating to the offer and sale of shares of our Class A common stock, par value $0.00001 per share (“common stock” from time to time pursuant to the terms of the sales agreement dated September 19, 2025 (the “ATM Agreement”) with A.G.P./Alliance Global Partners (the “Sales Agent”), acting as our sales agent or principal. This Prospectus Supplement should be read in conjunction with the ATM Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus. This Prospectus Supplement is not complete without and may only be delivered or utilized in connection with the ATM Prospectus, and any future amendments or supplements thereto.

We are filing this Prospectus Supplement to amend the ATM Prospectus to increase the amount of shares of common stock we may offer and sell through the Sales Agent pursuant to the ATM Agreement to $50,000,000, which includes the $21,621,572.40 of shares of common stock that were previously sold pursuant to the ATM Agreement as of the date of this Prospectus Supplement.

We are no longer subject to General Instruction I.B.6. of Form S-3 as the aggregate market value of our common stock held by non-affiliates equaled or exceeded $75.0 million as of February 9, 2026. If we become subject to the offering limitations contained in General Instruction I.B.6 of Form S-3 in the future, we will file another prospectus supplement.

Our common stock is listed on Nasdaq under the symbol “MNTS.” On February 9, 2026, the last reported sale price of our common stock on Nasdaq was $6.44 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-12 of the ATM Prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

A.G.P.

The date of this prospectus supplement is February 9, 2026